Exhibit 99.1

The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com

NYSE: TRV

Travelers Reports Second Quarter Net Income of $499 Million or $1.26 per Diluted Share After Catastrophe Losses of $357 Million or $0.90 per Diluted Share

•             Operating income of $495 million or $1.26 per diluted share generated an operating return on equity of 9%.

•             Quarter reflected underlying underwriting margin improvement across all segments and strong net investment income given the continuing low interest rate environment.

•             Written rate gains continued across all segments.

•             Book value per share of $64.90, up 9% from end of prior year quarter and 4% from year-end 2011.

•             Board of Directors approved quarterly dividend per share of $0.46.

New York, July 19, 2012 — The Travelers Companies, Inc. today reported net income of $499 million, or $1.26 per diluted share, for the quarter ended June 30, 2012, compared to a net loss of $364 million, or $0.88 per diluted share, in the prior year quarter. Operating income in the current quarter was $495 million, or $1.26 per diluted share, compared to an operating loss of $377 million, or $0.91 per diluted share, in the prior year quarter. Catastrophe losses in the current quarter were $357 million after tax ($549 million pre tax), compared to $1.085 billion after tax ($1.668 billion pre tax) in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2012	2011	Change		2012	2011	Change
Net written premiums	$5,868	$5,817	1%		$11,365	$11,254	1%

Total revenues	$6,359	$6,388	—		$12,751	$12,666	1

Operating income (loss)	$495	$(377)	NM		$1,296	$449	189
per diluted share	$1.26	$(0.91)	NM		$3.27	$1.04	214
Net income (loss)	$499	$(364)	NM		$1,305	$475	175
per diluted share	$1.26	$(0.88)	NM		$3.29	$1.10	199

Diluted weighted average shares outstanding	391.6	418.6	(6)		393.5	429.1	(8)

GAAP combined ratio	100.5%	125.0%	(24.5	)pts	96.3%	110.1%	(13.8	)pts

Operating return on equity	9.0%	(6.6)%	15.6	pts	11.8%	3.9%	7.9	pts
Return on equity	8.0%	(5.8)%	13.8	pts	10.5%	3.8%	6.7	pts

					As of June 30,
					2012	2011	Change
Book value per share					$64.90	$59.62	9%
Adjusted book value per share					$57.18	$54.32	5

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

NM = Not Meaningful.

“Our second quarter net income of $499 million benefited from meaningful improvement in our underlying underwriting margins as well as strong net investment income given the continuing low interest rate environment,” commented Jay Fishman, Chairman and Chief Executive Officer. “However, earnings were also impacted by weather-related losses which, while much lower than in the prior year quarter, were considerably higher than we would have expected based on historical experience.

“We continue to be very pleased with pricing trends across our businesses.  In Business Insurance, renewal rate change exceeded 7%, with stable retentions, demonstrating the success of our active pricing strategy and our continued focus on improving profitability. In Financial, Professional and International Insurance, renewal rate change continued to improve from recent quarters. Notably, renewal rate change in Management Liability not only improved from recent quarters but also accelerated within the quarter.  In Personal Insurance, renewal premium change, which includes changes in exposure, increased to 6% in Agency Auto and 11% in Agency Homeowners & Other and also accelerated within the quarter.

“We remain committed to our strategy of improved profitability through actively and selectively seeking rate and improvements in terms and conditions given the persistent low interest rate environment and continuing unusual weather patterns,” concluded Mr. Fishman.

Second Quarter 2012 Consolidated Results

	Three Months Ended June 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting loss	$(62)		$(1,411)		$(47)	$(924)
Underwriting loss includes:
Net favorable prior year reserve development	221		168		147	111
Catastrophes, net of reinsurance	(549)		(1,668)		(357)	(1,085)

Net investment income	738		758		589	606

Other, including interest expense	(72)		(93)		(47)	(59)

Operating income (loss)	604		(746)		495	(377)
Net realized investment gains	4		19		4	13
Income (loss) before income taxes	$608		$(727)
Net income (loss)					$499	$(364)

GAAP combined ratio	100.5%		125.0%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	99.8%		124.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.0	)pts	(3.1	)pts
Catastrophes, net of reinsurance	10.0	pts	30.3	pts

Operating income of $495 million after tax increased $872 million from the prior year quarter due to an $877 million after-tax improvement in the underwriting loss.

The underwriting loss in the current quarter reflected a GAAP combined ratio of 100.5 percent, as compared to 125.0 percent in the prior year quarter. This improvement of 24.5 points in the combined ratio was primarily due to a $1.119 billion pre-tax decrease in catastrophe losses (improvement of 20.3 points) and a $53 million pre-tax increase in net favorable prior year reserve development (improvement of 0.9 points). Catastrophe losses in the current quarter primarily resulted from wind and hail storms in several regions of the United States. Net favorable prior year reserve development in the current quarter occurred in all three segments.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 94.5 percent, as compared to 97.8 percent in the prior year quarter.  This improvement of 3.3 points primarily resulted from earned rate increases outpacing loss cost trends as well as a lower level of large losses and non-catastrophe weather-related losses.

Total revenues of $6.359 billion in the current quarter approximated the prior year quarter. Within total revenues, earned premiums increased $26 million, while net investment income decreased $20 million. The slight decrease in net investment income was primarily driven by lower reinvestment rates in the fixed income portfolio.

Net written premiums of $5.868 billion in the current quarter increased 1 percent from the prior year quarter. Renewal rate gains continued across all segments.  Retention rates remained strong across each segment and were consistent with recent quarters. New business volumes decreased from the prior year quarter in all segments, largely as a result of the company’s pricing strategy. Net written premiums in Business Insurance benefited from continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Capital Management

“During the quarter, we repaid $250 million of maturing debt from existing holding company liquidity as planned,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer, “We successfully renewed our catastrophe reinsurance program on July 1 and obtained reinsurance through a new $250 million catastrophe bond in June. Further, all of our capital ratios remained at or above target.”

During the second quarter of 2012, the company repurchased 5.6 million common shares under its existing share repurchase authorization for a total cost of $350 million and dividends were $181 million. Shareholders’ equity was $25.049 billion at the end of the second quarter of 2012, a 2 percent increase from the end of the prior year. Included in shareholders’ equity at the end of the second quarter of 2012 were after-tax net unrealized investment gains of $2.980 billion, compared to $2.871 billion at year-end 2011. Statutory surplus was $19.841 billion, up modestly from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 22.3 percent, well within its target range, and holding company liquidity was $1.976 billion.

The Board of Directors declared a quarterly dividend of $0.46 per common share. This dividend is payable September 28, 2012 to shareholders of record as of the close of business September 10, 2012.

Business Insurance Segment Financial Results

“In Business Insurance, we are pleased to report meaningfully higher underlying underwriting margins in the quarter primarily as a result of earned rate increases exceeding loss cost trends”, commented Brian MacLean, President and Chief Operating Officer. “We continued to achieve broad based rate increases across the segment along with stable retentions. We remain optimistic about our ability to continue to execute our targeted pricing strategy.  Given our current view of pricing and underlying loss cost trends, we expect higher underlying underwriting margins for the remainder of the year as compared to the first half of 2012 assuming weather patterns consistent with our expectations.”

	Three Months Ended June 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting loss	$(100)		$(652)		$(71)	$(429)
Underwriting loss includes:
Net favorable prior year reserve development	58		27		38	18
Catastrophes, net of reinsurance	(252)		(697)		(164)	(453)

Net investment income	536		541		428	433

Other	8		10		5	7

Operating income (loss)	$444		$(101)		$362	$11

GAAP combined ratio	103.0%		122.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.0	)pts	(1.0	)pts
Catastrophes, net of reinsurance	8.8	pts	24.9	pts

Operating income of $362 million after tax increased $351 million from the prior year quarter due to a $358 million after-tax improvement in the underwriting loss.

The underwriting loss in the current quarter reflected a GAAP combined ratio of 103.0 percent, as compared to 122.9 percent in the prior year quarter. This improvement of 19.9 points in the combined ratio was primarily due to a $445 million pre-tax decrease in catastrophe losses (improvement of 16.1 points) and $31 million pre-tax increase in net favorable prior year reserve development (improvement of 1.0 point). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the workers’ compensation product line for accident years 2008 and prior, better than expected loss experience in the property product line related to catastrophe losses incurred in 2011 and lower than expected claim department expenses. This improvement was partially offset by a $59 million after tax ($90 million pre tax) increase to environmental reserves in the current quarter.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 96.2 percent, as compared to 99.0 percent in the prior year quarter. This improvement of 2.8 points primarily resulted from earned rate increases outpacing loss cost trends as well as a lower level of large losses.

Business Insurance net written premiums of $3.026 billion in the current quarter increased 5 percent from the prior year quarter primarily driven by continued increases in renewal rate change. While retention rates and new business volumes were lower than the prior year quarter, both were improved from recent quarters and consistent with the company’s pricing strategy. Net written premiums also benefited from continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Select Accounts

•             Net written premiums of $721 million decreased 2 percent from the prior year quarter.

•             Renewal premium change was positive for the thirteenth consecutive quarter and increased from recent quarters to its highest level since the first quarter 2004 on business from both TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, and larger accounts served by Select.

•             Retention rates improved slightly from the most recent quarter but were lower than the prior year quarter primarily due to lower retention rates in larger accounts.

•             While new business volumes from TravelersExpressSM remained strong, overall Select new business volumes decreased from the prior year quarter.

Commercial Accounts

•             Net written premiums of $717 million increased 9 percent from the prior year quarter primarily due to increased renewal premium change as well as a higher level of positive audit premiums.

•             Renewal premium change was positive for the seventh consecutive quarter and was generally consistent with recent quarters.

•             Retention rates remained strong and increased from recent quarters.

•             New business volumes decreased from the prior year quarter.

Other Business Insurance

Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution

•             Net written premiums of $1.364 billion increased 5 percent from the prior year quarter primarily due to increased renewal premium change as well as a higher level of positive audit premiums.

•             Renewal premium change was positive for the fourth consecutive quarter and continued to increase from recent quarters.

•             Retention rates remained strong and improved slightly from recent quarters.

•             New business volumes decreased from the prior year quarter but improved from recent quarters.

National Accounts

•             Net written premiums of $226 million increased 20 percent from the prior year quarter primarily due to increased renewal premium change driven by payroll exposure growth and strong retention rates. In addition, the re-population of workers’ compensation residual market pools contributed to premium growth in the second quarter 2012.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance once again reported strong results as our underlying loss ratios, which exclude catastrophe losses and net favorable prior year reserve development, improved for the sixth consecutive quarter,” commented MacLean. “We are very pleased with the success of our pricing strategy and efforts to improve the balance of risk and reward in certain lines of business. We are particularly pleased that we have experienced accelerating rate increases in our Management Liability business over the past six months and are encouraged that retention rates remain high. Given our current view of pricing and underlying loss cost trends, we expect higher underlying underwriting margins for the remainder of the year as compared to the first half of 2012.”

	Three Months Ended June 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain	$151		$120		$99	$78
Underwriting gain includes:
Net favorable prior year reserve development	96		96		66	64
Catastrophes, net of reinsurance	(4)		(14)		(3)	(10)

Net investment income	99		105		79	82

Other	5		6		4	4

Operating income	$255		$231		$182	$164

GAAP combined ratio	80.0%		84.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(12.5	)pts	(11.7	)pts
Catastrophes, net of reinsurance	0.4	pts	1.7	pts

Operating income of $182 million after tax increased $18 million from the prior year quarter due to a $21 million after-tax increase in the underwriting gain.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 80.0 percent, as compared to 84.8 percent in the prior year quarter. This improvement of 4.8 points in the combined ratio was partly due to a $10 million pre-tax decrease in catastrophe losses (improvement of 1.3 points). While net favorable prior year reserve development of $96 million pre tax was consistent with the prior year quarter, the favorable impact on the GAAP combined ratio in the current quarter was 0.8 points greater than the prior year quarter due to lower earned premiums.  Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in both Bond & Financial Products and International across multiple lines of business and accident years.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 92.1 percent, as compared to 94.8 percent in the prior year quarter. This improvement of 2.7 points primarily resulted from earned rate increases outpacing loss cost trends as well as a lower level of large losses and non-catastrophe weather-related losses within International, partially offset by an increase in the expense ratio primarily as a result of lower earned premiums.

Financial, Professional & International Insurance net written premiums of $840 million decreased 4 percent from the prior year quarter.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $524 million decreased 2 percent from the prior year quarter primarily due to the timing of certain reinsurance transactions and lower business volumes in construction surety reflecting the continued slowdown in construction spending, partially offset by growth in Management Liability business volume.

•             Renewal premium change remained positive and increased for the third consecutive quarter primarily due to positive renewal rate change and higher insured exposures.

•             Retention rates remained very strong and generally consistent with recent quarters.

•             New business volumes increased modestly from the prior year quarter.

International

•             Net written premiums of $316 million decreased 9 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 6 percent from the prior year quarter primarily due to the company’s exit from the personal insurance business in Ireland.

•             Renewal premium change was positive due to the impact of continued positive renewal rate change.

•             Retention rates were down slightly from the most recent quarter but were significantly improved from the prior year quarter.

•             New business volumes decreased from the prior year quarter.

Personal Insurance Segment Financial Results

“In Personal Insurance, we are very pleased with the pricing gains that we continue to achieve in both Auto and Homeowners, as well as the acceleration of these pricing gains in the quarter,” commented MacLean.  “However, weather-related losses in Homeowners and loss trends in Auto, primarily severity, remain at levels that necessitate further action.  Accordingly, we will continue to seek improved pricing, terms and conditions in order to improve returns.”

	Three Months Ended June 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting loss	$(113)		$(879)		$(75)	$(573)
Underwriting loss includes:
Net favorable prior year reserve development	67		45		43	29
Catastrophes, net of reinsurance	(293)		(957)		(190)	(622)

Net investment income	103		112		82	91

Other	16		18		10	11

Operating income (loss)	$6		$(749)		$17	$(471)

GAAP combined ratio	104.8%		145.5%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	102.9%		143.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.5	)pts	(2.4	)pts
Catastrophes, net of reinsurance	15.3	pts	50.7	pts

Operating income of $17 million after tax increased $488 million from the prior year quarter due to a $498 million after-tax improvement in the underwriting loss.

The underwriting loss in the current quarter reflected a GAAP combined ratio of 104.8 percent, as compared to 145.5 percent in the prior year quarter. This improvement of 40.7 points in the combined ratio was driven by a $664 million pre-tax decrease in catastrophe losses (improvement of 35.4 points) and a $22 million pre-tax increase in net favorable prior year reserve development (improvement of 1.1 points). The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in Homeowners & Other related to catastrophe losses incurred in 2011 and in the umbrella product line for accident years 2007 to 2011.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 93.0 percent, as compared to 97.2 percent in the prior year quarter. This improvement of 4.2 points was primarily due to a lower level of non-catastrophe weather-related losses and fire-related losses.

Personal Insurance net written premiums of $2.002 billion decreased 3 percent from the prior year quarter primarily due to lower new business volumes in both Automobile and Homeowners & Other.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $899 million decreased 5 percent from the prior year quarter primarily as a result of lower new business levels.

•             Policies in force decreased 3 percent from the prior year quarter.

•             Renewal premium change remained positive and increased from recent quarters.

•             Retention rates remained strong but down slightly from recent quarters.

•             New business volumes were lower than the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $1.064 billion decreased 1 percent from the prior year quarter.

•             Policies in force decreased 2 percent from the prior year quarter.

•             Renewal premium change remained positive and continued to increase from recent quarters.

•             Retention rates remained very strong and generally consistent with recent quarters.

•             New business volumes were lower than the prior year quarter.

Year-to-Date 2012 Consolidated Financial Results

	Six Months Ended June 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$331		$(1,164)		$201	$(675)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	525		405		347	266
Catastrophes, net of reinsurance	(717)		(1,854)		(466)	(1,207)
Resolution of prior year tax matters						100

Net investment income	1,478		1,537		1,182	1,228

Other, including interest expense	(138)		(170)		(87)	(104)
Other also includes:
Resolution of prior year tax matters						4

Operating income	1,671		203		1,296	449
Net realized investment gains	14		39		9	26
Income before income taxes	$1,685		$242
Net income					$1,305	$475

GAAP combined ratio	96.3%		110.1%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.6%		109.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.8	)pts	(3.7	)pts
Catastrophes, net of reinsurance	6.5	pts	17.1	pts

Operating income of $1.296 billion after tax increased $847 million from the prior year period primarily due to an $876 million after-tax increase in underwriting results, partially offset by a $46 million after-tax decrease in net investment income.

The underwriting gain in the current period reflected a GAAP combined ratio of 96.3 percent, as compared to 110.1 percent in the prior year period. This improvement of 13.8 points in the combined ratio was primarily due to a $1.137 billion pre-tax decrease in catastrophe losses (improvement of 10.6 points) and $120 million pre-tax increase in net favorable prior year reserve development (improvement of 1.1 points).

The current period underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 94.6 percent, as compared to 96.7 percent in the prior year period.  This improvement of 2.1 points primarily resulted from earned rate increases outpacing loss cost trends as well as a lower level of large losses and non-catastrophe weather-related losses.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 19, 2012. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

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Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes, its pricing levels and/or its profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  any net deferred tax asset could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, common share price, catastrophe losses, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME (LOSS) AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME (LOSS)

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings (loss) per share is operating income (loss) on a per common share basis.

Reconciliation of Operating Income (Loss) less Preferred Dividends and Net Income (Loss) less Preferred Dividends to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2012	2011	2012	2011

Operating income (loss), less preferred dividends	$495	$(377)	$1,296	$448
Preferred dividends	—	—	—	1
Operating income (loss)	495	(377)	1,296	449
Net realized investment gains	4	13	9	26
Net income (loss)	$499	$(364)	$1,305	$475

Net income (loss), less preferred dividends	$499	$(364)	$1,305	$474
Preferred dividends	—	—	—	1
Net income (loss)	$499	$(364)	$1,305	$475

	Twelve Months Ended December 31,
($ in millions, after-tax)	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	1	3	3	4	4	5	6
Operating income	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	36	173	22	(271)	101	8	35
Income from continuing operations	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	(439)
Net income	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings (Loss) per Share to Net Income (Loss) per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Basic earnings per share
Operating income (loss)	$1.27	$(0.91)	$3.30	$1.05
Net realized investment gains	—	0.03	0.02	0.06
Net income (loss)	$1.27	$(0.88)	$3.32	$1.11

Diluted earnings per share
Operating income (loss)	$1.26	$(0.91)	$3.27	$1.04
Net realized investment gains	—	0.03	0.02	0.06
Net income (loss)	$1.26	$(0.88)	$3.29	$1.10

Reconciliation of Operating Income (Loss) by Segment to Total Operating Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2012	2011	2012	2011

Business Insurance	$362	$11	$974	$615
Financial, Professional & International Insurance	182	164	331	284
Personal Insurance	17	(471)	125	(301)
Total segment operating income (loss)	561	(296)	1,430	598
Interest Expense and Other	(66)	(81)	(134)	(149)
Total operating income (loss)	$495	$(377)	$1,296	$449

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of June 30,
($ in millions)	2012	2011

Adjusted shareholders’ equity	$22,060	$22,760
Net unrealized investment gains, net of tax	2,980	2,222
Net realized investment gains, net of tax	9	26
Shareholders’ equity	$25,049	$25,008

	As of December 31,
($ in millions)	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2012	2011	2012	2011

Annualized operating income (loss), less preferred dividends	$1,982	$(1,511)	$2,592	$896
Adjusted average shareholders’ equity	22,050	23,073	21,934	23,263
Operating return on equity	9.0%	(6.6)%	11.8%	3.9%

Annualized net income (loss), less preferred dividends	$1,993	$(1,460)	$2,609	$947
Average shareholders’ equity	24,961	25,093	24,818	25,193
Return on equity	8.0%	(5.8)%	10.5%	3.8%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2012

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2012	2011	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,296	$448	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized	2,592	896
Adjusted average shareholders’ equity	21,934	23,263	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	11.8%	3.9%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through June 30, 2012	12.9%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME (LOSS)

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2012	2011	2012	2011

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$266	$89	$523	$285
Pre-tax impact of catastrophes	(549)	(1,668)	(717)	(1,854)
Pre-tax impact of net favorable prior year loss reserve development	221	168	525	405
Pre-tax underwriting gain (loss)	(62)	(1,411)	331	(1,164)
Income tax expense (benefit) on underwriting results	(15)	(487)	130	(489)
Underwriting gain (loss)	(47)	(924)	201	(675)
Net investment income	589	606	1,182	1,228
Other, including interest expense	(47)	(59)	(87)	(104)
Operating income (loss)	495	(377)	1,296	449
Net realized investment gains	4	13	9	26
Net income (loss)	$499	$(364)	$1,305	$475

Reconciliation of Net Income per Diluted Share Excluding the Impact of Catastrophes to Net Income per Diluted Share

Three Months
Ended
June 30, 2012

Net income per diluted share, excluding the impact of catastrophes	$2.16
Impact of catastrophes	(0.90)

Net income per diluted share	$1.26

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2012	2011	2012	2011

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,786	$5,141	$7,150	$8,523
Less:
Policyholder dividends	11	8	23	18
Allocated fee income	11	34	46	67
Loss ratio numerator	$3,764	$5,099	$7,081	$8,438

Underwriting expense ratio
Amortization of deferred acquisition costs	$976	$970	$1,947	$1,918
General and administrative expenses	893	907	1,777	1,790
Less:
G&A included in Interest Expense and Other	5	30	12	45
Allocated fee income	48	40	95	81
Billing and policy fees	25	25	52	51
Expense ratio numerator	$1,791	$1,782	$3,565	$3,531

Earned premium	$5,529	$5,503	$11,052	$10,874

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	68.1%	92.6%	64.1%	77.6%
Underwriting expense ratio	32.4%	32.4%	32.2%	32.5%
Combined ratio	100.5%	125.0%	96.3%	110.1%

(1)     For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	102.9%	143.2%	99.3%	117.5%
Incremental impact of direct to consumer initiative	1.9%	2.3%	2.0%	2.6%
GAAP combined ratio	104.8%	145.5%	101.3%	120.1%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	99.8%	124.1%	95.6%	109.1%
Incremental impact of direct to consumer initiative	0.7%	0.9%	0.7%	1.0%
GAAP combined ratio	100.5%	125.0%	96.3%	110.1%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$324	$346	(6)%	$575	$601	(4)%
Impact of changes in foreign exchange rates	(8)			(12)
Net written premiums	$316	$346	(9)%	$563	$601	(6)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$848	$879	(4)%	$1,456	$1,503	(3)%
Impact of changes in foreign exchange rates	(8)			(12)
Net written premiums	$840	$879	(4)%	$1,444	$1,503	(4)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2012	2011	2011

Tangible shareholders’ equity	$18,346	$17,856	$19,006
Goodwill	3,365	3,365	3,365
Other intangible assets	405	433	465
Less: Impact of deferred tax on other intangible assets	(47)	(48)	(50)
Adjusted shareholders’ equity	22,069	21,606	22,786
Net unrealized investment gains, net of tax	2,980	2,871	2,222
Shareholders’ equity	$25,049	$24,477	$25,008

Common shares outstanding	386.0	392.8	419.5

Tangible book value per share	$47.53	$45.46	$45.31
Adjusted book value per share	57.18	55.01	54.32
Book value per share	64.90	62.32	59.62

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	June 30,	December 31,	June 30,
($ in millions)	2012	2011	2011

Debt	$6,349	$6,605	$6,604
Shareholders’ equity	25,049	24,477	25,008
Total capitalization	31,398	31,082	31,612
Net unrealized investment gains, net of tax	2,980	2,871	2,222
Total capitalization excluding net unrealized gain on investments, net of tax	$28,418	$28,211	$29,390

Debt-to-capital ratio	20.2%	21.3%	20.9%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.3%	23.4%	22.5%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of cash, short-term invested assets and readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902